Exhibit 4.3

This SUPPLEMENTAL INDENTURE, dated as of January 27, 2005, among Alliance Laundry Systems LLC (“Systems LLC”), successor by merger to ALH Finance LLC (“Finance LLC”), Alliance Laundry Corporation (“Laundry Corporation” and, together with Systems LLC, the “Successor Issuers”), successor by merger to ALH Finance Corporation (“Finance Corporation” and, together with Finance LLC, the “Initial Issuers”), Alliance Laundry Holdings LLC (the “Parent”) and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Initial Issuers and the Trustee entered into an Indenture, dated as of January 27, 2005 (the “Indenture”), pursuant to which the Initial Issuers have issued $150,000,000 in principal amount of their 8 ½% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, Section 9.1 of the Indenture provides that the Initial Issuers and the Trustee may amend or supplement the Indenture in order to provide for the assumption of the Initial Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Initial Issuers, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and Bylaws (or comparable constituent documents) of the Successor Issuers, the Parent and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Successor Issuers, the Parent and the Trustee, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the Successor Issuers, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Parent and the Trustee.

ARTICLE 2

Section 2.01. In accordance with Section 5.2 of the Indenture, the Successor Issuers hereby agree to be bound by the terms, conditions and other provisions of, and assume all of the obligations under, the Indenture and the Notes with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as the Issuers therein and as if such party executed the Indenture on the date thereof. The Successor Issuers represent and warrant that all of the conditions set forth in Section 5.01 of the Indenture are satisfied.

Section 2.02. The Parent hereby agrees to be bound, as a Guarantor of the Notes, by the terms, conditions and other provisions of the Indenture (including, without limitation, Article XI) with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as the Parent therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this letter agreement.

Section 3.07. The recitals hereto are statements only of the Issuers and the Guarantor and shall not be considered statements of or attributable to the Trustee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/S/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance
Title: President and Chief Executive Officer

ALLIANCE LAUNDRY CORPORATION

By:	/S/ LEE L. SIENNA
Name: Lee L. Sienna
Title: President

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/S/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance
Title: President and Chief Executive Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/S/ ROXANE ELLWANGER
Name: Roxane Ellwanger
Title: Assistant Vice President

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